AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 2001	REGISTRATION NO. 333- _____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Firstwave Technologies, Inc.
(Exact Name of Issuer as Specified in its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	58-1588291 (I.R.S. Employer Identification Number)

2859 Paces Ferry Road, Suite 1000
Atlanta, Georgia 30339
(770) 431-1200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

RICHARD T. BROCK
President and Chief Executive Officer
2859 Paces Ferry Road, Suite 1000
Atlanta, Georgia 30339
(770) 431-1200
Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
W. BENJAMIN BARKLEY, Esq.

Kilpatrick Stockton LLP
1100 Peachtree Street, N.E.
Atlanta, Georgia 30309-4530
(404) 815-6500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |__| _______

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X| ______

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__| ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|  _______

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |__| _______

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, no par value	444,459 shares	$1.82	$808,915	$202.23

  Determined in accordance with Rule 457(c) of the Securities Act, the average of the high and low prices on the NASDAQ SmallCap Market on October 30, 2001.

Subject to Completion, Dated November 1, 2001

Prospectus

Firstwave Technologies, Inc.

__________________________________

444,459 Shares of Common Stock

__________________________________

Firstwave Technologies, Inc. is registering (i) 166,667 shares of our common stock, no par value and (ii) up to 277,792 shares of our common stock issuable upon the conversion of 6,667 shares of our Series C Convertible Preferred Stock that are held by some of our shareholders who are identified later in this Prospectus under "Selling Shareholders". We will not receive any of the proceeds from the sale of shares of our common stock.

Our common stock is traded under the symbol "FSTW" on the Nasdaq SmallCap Market. On October 30, 2001, the last sale price of the common stock as reported on the Nasdaq SmallCap Market was $1.99 per share.

You should consider carefully the risk factors
beginning on page 4 of this prospectus.

___________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November ___, 2001.

TABLE OF CONTENTS
	Page		Page
Where You Can Find More Information	2	Selling Shareholders	13
Forward-Looking Statements	3	Plan of Distribution	13
Risk Factors	4	Legal Matters	15
The Offering	10	Experts	15
The Company	10
Recent Developments	11

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, sometimes referred to in this prospectus as the SEC, covering the shares of our common stock that the selling shareholders may offer for resale. The SEC’s file number for that registration statement is 333-[_____].

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For information on the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. You can also obtain reports, proxy statements, and other information regarding issuers that file electronically with the SEC from the SEC’s Internet site (http://www.sec.gov).

The SEC allows us to "incorporate by reference" information filed with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be a part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. Any information so updated or superseded shall not be deemed, except as so updated or superseded, to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock described in this prospectus are sold or the offering of the shares covered by this prospectus is terminated:

(1)       Current Report on Form 8-K dated October 1, 2001;

(2)       Current Report on Form 8-K dated September 12, 2001;

(3)       Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

(4)       Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

(5)       Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

We will provide you with free copies of any of these documents or any other documents that have been incorporated by reference in this prospectus, without exhibits, unless an exhibit is incorporated into the document by reference, if you write us or call us at: Firstwave Technologies, Inc., 2859 Paces Ferry Road, Suite 1000, Atlanta, GA 30339, Attention: Judith A. Vitale, telephone (770) 431-1206.

FORWARD-LOOKING STATEMENTS

From time to time, information we provide or statements of our directors, officers, or employees may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Those statements involve numerous risks and uncertainties. Typically, that kind of information or those statements contain the words "believes", anticipates", "intends", "expects", or similar words. In any event, any information or statements made or incorporated by reference in this prospectus that are not statements of historical fact are forward-looking statements. The forward-looking statements in this prospectus, and others that we or our representatives make, are based on a number of assumptions and involve risks and uncertainties. Consequently, actual results could differ materially. The factors we describe under the heading "Risk Factors" are some, but not all, of the reasons that results could be different.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. Prospective investors should carefully consider all of the information contained in this prospectus, including the following factors that may affect our current operations and future prospects. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our negative cash flow from operations and the difficulty of raising additional capital may adversely affect our operations and the price of our common stock.

We require significant amounts of capital to fund our business operations and product development efforts. The rate at which our capital is utilized is affected by the operational and developmental costs we incur and our ability to generate sales, services and maintenance revenues. We have experienced negative cash flow from operations for several years and may continue to experience negative cash flow from operations for the near future.

We continue to evaluate alternative means of financing to meet our needs on terms that are attractive to us. From time to time we have considered and discussed various financing alternatives and expect to continue our efforts to raise additional funds. We cannot be certain that additional financing will be available on favorable terms when we require it, or if it will be available at all. The report of our independent auditors for the year ended December 31, 2000 contains a statement expressing substantial doubt regarding our ability to continue as a going concern.

If we are unable to obtain the necessary additional capital or generate sufficient cash from operations, we may be required to reduce the scope of our planned product development and sales and marketing efforts, as well as reduce the size of our current staff, all of which could have a material adverse effect on our business, financial condition and our ability to reduce losses or generate profits.

In the past, we have funded our operating losses and working capital needs through cash flow from operations and from the proceeds of equity offerings and debt financing. Changes in equity markets in the past year have adversely affected our ability to raise equity financing and have adversely affected the markets for debt financing. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of our common stock and, in light of our current market capitalization, our shareholders may experience substantial dilution.

If we fail to develop new products or improve our existing products to meet or adapt to the changing needs and standards of our industry, sales of our products may decline.

The market for software and hardware support services is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. Our future success depends upon our ability to enhance our current products and develop new products that maintain technological leadership, address the increasingly sophisticated needs of customers and achieve broad market acceptance. In particular, we believe that we must continue to respond quickly to customer needs for additional functionality and to ongoing advances in hardware, operating systems and telecommunications. Any failure by us to anticipate or respond rapidly to technological advances, new products and enhancements and changes in customer requirements could have a material adverse effect on our competitive position or render some of our products obsolete or less marketable than available alternatives. In addition, we are subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to perform as expected. In order to introduce and market new or enhanced products successfully with minimal disruption in customer purchasing patterns, we must manage the transition from existing products. There can be no assurance that we will be successful in developing and marketing, on a timely basis, product enhancements or products that respond to technological advances by others, that our new products will adequately address the changing needs of the market or that we will successfully manage product transitions. Further, the inability to generate sufficient cash from operations or financing activities to develop or obtain improved products and technologies could have a material adverse effect on our results of operations and financial condition.

If our products contain defects, we may have difficulty selling them and lose potential revenues.

Software products as complex as those offered by us may contain undetected errors or failures when first introduced or when new versions are released. If software errors are discovered after introduction, we could experience delays or lost revenues during the period required to correct those errors. There can be no assurance that, despite testing by us and by current and potential customers, errors will not be found in new products or releases after commencement of commercial shipments. If our products are found to contain errors, the result to us could be:

  a loss of or delay in market acceptance,
  additional and unexpected expenses to fund further product development, additional and unexpected expenses to add programming personnel to complete a development project, and loss of revenue because of the inability to sell the new product on a timely basis,

any one or more of which could have a material adverse effect on us.

If we are unable to protect our proprietary rights, then our competitive position could be weakened, which may reduce our revenues.

We rely on a combination of trade secrets, copyright and trademark laws, non-disclosure and other contractual provisions and technical measures to protect our proprietary rights in some of our products. We may be required to spend significant resources to monitor and police those proprietary rights. There can be no assurance that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies.

Other software providers could copy or otherwise obtain and use our products or technology without authorization. They also could develop similar technology independently which may infringe our proprietary rights. We may not be able to detect infringement and may lose a competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. If we fail to successfully enforce our proprietary rights, our competitive position may be harmed.

The software industry is extremely competitive.

The market for our products is characterized by significant price competition, and we expect that we will face increasing pricing pressures from our current competitors. Moreover, because there are low barriers to entry into the software market, we believe that competition will increase in the future. Accordingly, there can be no assurance that we will be able to provide products that compare favorably with the products of our competitors or that competitive pressures will not require us to reduce our prices. Any material reduction in the price of our products would negatively affect gross margins as a percentage of new revenue and would require us to increase software unit sales in order to maintain net revenues.

Our revenues may be harmed if general economic conditions continue to worsen.

Our revenues are dependent on the health of the economy and the growth of our customers and potential future customers. If the economy remains stagnant, our customers may continue to delay or reduce their spending on customer relationship management, sometimes referred to in this prospectus as CRM, software and customization. When economic conditions weaken, sales cycles for sales of software products tend to lengthen and companies’ information technology budgets tend to be reduced. If that happens, our revenues could suffer and the price of our common stock may decline. Further, if economic conditions in the United States worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition.

Variations in quarterly operating results due to factors such as changes in demand for our products and changes in technology may cause our stock price to decline.

Our quarterly operating results have in the past and may in the future vary or decrease significantly depending on factors such as:

  revenue from software sales,
  the timing of new product and service announcements,
  changes in pricing policies by us and our competitors,
  market acceptance of new and enhanced versions of our products, the size and timing of significant orders,
  changes in operating expenses,
  changes in our strategy,
  personnel changes,
  the introduction of alternative technologies,
  the effect of potential acquisitions, and
  general economic factors.

We have limited or no control over many of these factors. Our expense levels are based, in part, on our expectations as to future revenues. If revenue levels are below expectations, we may be unable or unwilling to reduce expenses proportionately and our operating results are likely to be adversely affected. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all these factors, it is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In that event, the price of our common stock will likely be adversely affected.

Our common stock may be delisted from the NASDAQ SmallCap market if it does not maintain various listing standards.

The general market condition for securities of technology companies, including us, has been severely depressed in recent quarters. For several months in 2001, the price of our common stock traded at or below $1.00 per share. The rules of Nasdaq require, among other things, that our common stock maintain a minimum bid price of $1.00 per share. The price of our common stock was increased to greater that $1.00 per share upon consummation on September 18, 2001, of a one-for-three reverse stock split. In light of the market conditions for technology stocks in general, and our recent operating history specifically, we cannot assure purchasers of common stock that the bid price for our common stock will not drop and remain below the $1.00 per share requirement. In addition, we cannot assure purchasers of our common stock that we will be able to meet the other requirements for continued listing on the Nasdaq SmallCap Market, including the requirements relating to net tangible assets and market capitalization. If we are unable to continue to satisfy these criteria, Nasdaq may begin procedures to remove our common stock from the Nasdaq SmallCap Market. If our common stock is delisted from the Nasdaq SmallCap Market, an active trading market for the common stock may no longer exist, and the ability of shareholders to buy and sell shares of the common stock may be materially impaired. In addition, the delisting of the common stock could adversely affect our ability to raise additional equity financing.

The terms of our preferred stock may delay or prevent a change in control of our company.

Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by our shareholders. Our board of directors issued:

  20,000 shares of Series A Convertible Preferred Stock in April 1999, for which we received $2,000,000,
  7,020 shares of Series B Convertible Preferred Stock in November 2000, for which we received $702,000, and
  16,667 shares of Series C Convertible Preferred Stock in September, 2001, for which we converted two outstanding secured notes with an aggregate outstanding principal amount of $1,250,025.

The rights of the holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of Series A, Series B and Series C Convertible Preferred Stock and any other preferred stock that may be issued in the future. The issuance of the Series A, Series B and Series C Convertible Preferred Stock and any future issuances of other classes of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company. Furthermore, the Series A, Series B and Series C Convertible Preferred Stock have other rights, including economic rights, senior to the common stock and, as a result, the existence of our preferred stock may have a material adverse effect on the market value of the common stock. Any future issuances of other classes of preferred stock may have other rights, including economic rights, senior to the common stock, and as a result, the issuance of new preferred stock could have a material adverse effect on the market value of the common stock. We may, in the future, adopt other measures that may have the effect of delaying, deferring or preventing a change in control of our company. Some of these measures may be adopted without any further vote or action by our shareholders. We have no present plans to adopt any of that type of measures.

The loss of key personnel, or any inability to attract and retain additional personnel, could affect our ability to successfully grow our business.

We depend in large part upon the continued service of our executive officers and other key sales, engineering and technical staff. The loss of the services of our executive officers and other key personnel would harm our operations. None of our officers or key personnel are bound by an employment agreement and we do not maintain key person insurance on any of our employees. We would also be harmed if one or more of our officers or key employees decided to join a competitor or otherwise compete with us.

If the market in which we sell our products and services does not grow as anticipated, our revenues may be reduced.

If the market for software that enables companies to establish, manage, maintain and continually improve customer relationships by collecting and analyzing data to design and manage marketing campaigns and customize products and services and providing timely, consistent, multichannel customer interaction does not grow as quickly or become as large as anticipated, our revenues may be reduced. Our market is still emerging, and our success depends on its growth. Our potential customers may:

  not understand or see the benefits of using these products, not achieve favorable results using these products,
  experience technical difficulty in implementing or using these products, or use alternative methods to solve the same business problems.

In addition, because our products can be used in connection with internet commerce and we are currently developing additional internet commerce solutions, if the internet commerce market does not grow as quickly as anticipated, we may experience sales which are lower than our expectations.

Our products have long sales cycles which makes it difficult to plan expenses and forecast results.

It takes between three and six months to complete the majority of our sales and it can take longer. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan expenditures accordingly. The length of the period between initial contact with a potential customer and their purchase of products and services is due to several factors, including:

  the complex nature of our products,
  our need to educate potential customers about the uses and benefits of our products, the purchase of our products may require a significant investment of resources by a customer, our customers have budget cycles which affect the timing of purchases, uncertainty regarding future economic conditions,
  many of our customers require competitive evaluation and internal approval before purchasing our products, potential customers may delay purchases due to announcements or planned introductions of new products by us or our competitors, and many of our customers are large organizations, which may require a longer time to make decisions.

The delay or failure to complete sales in a particular quarter could reduce our revenues in that quarter, as well as subsequent quarters over which revenues for the sale would likely be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenues. If we were to experience a delay of several weeks on a large order, it could harm our ability to meet our forecasts for a given quarter.

Privacy and security concerns, particularly related to the use of our software on the internet, may limit the effectiveness of and reduce the demand for our products.

The effectiveness of our software products relies on the storage and use of customer data collected from various sources, including information collected on web sites, as well as other data derived from customer registrations, billings, purchase transactions and surveys. Our collection and use of that data for customer profiling may raise privacy and security concerns. Our customers generally have implemented security measures to protect customer data from disclosure or interception by third parties. However, the security measures may not be effective against all potential security threats. If a well-publicized breach of customer data security were to occur, our software products may be perceived as less desirable, impacting our future sales and profitability.

In addition, due to privacy concerns, some internet commentators, consumer advocates, and governmental or legislative bodies have suggested legislation to limit the use of customer profiling technologies. The European Union and some European countries have already adopted some restrictions on the use of customer profiling data. In addition, internet users can, if they choose, configure their web browsers to limit the collection of user data for customer profiling. Should many internet users choose to limit the use of customer profiling technologies, or if major countries or regions adopt legislation or other restrictions on the use of customer profiling data, our software would be less useful to customers, and our sales and profits could decrease.

THE OFFERING

This prospectus relates to the proposed offer and sale by selling shareholders of shares of our common stock that they own. An aggregate of 444,459 shares of the common stock are eligible for sale, from time to time at the option of the holders thereof, pursuant to this prospectus. As of October 30, 2001, there were issued and outstanding a total of 2,100,351 shares of our common stock.

Mercury Fund I, Ltd. presently owns 166,667 shares of our common stock. 277,792 shares of our common stock are issuable to Mercury Fund, II, Ltd. upon its conversion of 6,667 shares of our Series C Convertible Preferred Stock that it owns. We will not receive any proceeds from the sale by a selling shareholder of any of our common stock. The selling shareholders will receive all the proceeds of those sales.

THE COMPANY

We provide internet-based customer relationship management, sometimes referred to in this prospectus as eCRM, solutions. We offer powerful applications that optimize sales, marketing and customer service functions for companies through a series of specially developed software applications. We support three product lines: Firstwave eCRM, Takecontrol®, and Firstwave for Unix. All product lines assist companies in maximizing their customers' satisfaction and thereby maximizing lifetime customer value. Our software products operate on personal computers and a wide range of server platforms.

We continue our vision of creating a next-generation eCRM platform that leverages internet technologies to bring value to companies by lowering their cost of sales while improving their relationships with customers, prospects and partners. Our eCRM solutions are designed to bridge communication gaps between a company's internal departments such as marketing, sales and technical support and its outside constituents such as customers, vendors and business partners. Conventional eCRM applications are often found by users to be complex, expensive to maintain and difficult to use. As a result, the incidence of incomplete implementations and failure to meet established expectations is quite high. Furthermore, due to the limitations of client/server technologies, these systems have not extended critical information to customers, indirect channels, partners or other interested parties who exist outside the boundaries of the corporation. The evolution and maturation of several technologies, in combination with the emergence of the internet as a factor in commercial activities, has created an environment of new possibilities for eCRM solutions. We believe that the future environment will be one in which customers will demand that:

  relationships be based in knowledge,
  companies must have knowledge of customer's needs and wants, companies must provide full, easy access to information about its goods and services, anyone representing an enterprise must be equally informed and prepared to serve the customers' needs, customers will determine the most appropriate means of interaction with the companies with whom they do business, speed of interaction will be the key to successful relationships, and technology will identify needs, determine solutions, and deliver solutions.

The Firstwave eCRM Suite is an internet-based relationship management software application that consists of three integrated applications: eMarketing, eSales and eService. Designed to allow companies to facilitate improved and more interactive relationships with customers, the Firstwave eCRM Suite increases effectiveness in finding qualified prospects, molding prospects into sales and retaining valuable customers. The sales application was released as Netgain™ Sales in September 1998 and the marketing and support applications were integrated with the sales application to form one integrated application, Firstwave eCRM, in December 1999. Takecontrol® is a Microsoft® Windows-based, integrated client/server CRM application that meets the need to automate marketing, sales and customer service operations for companies in multiple industries. The Firstwave for Unix product line is a traditional UNIX, character-based CRM application.

We were launched in October 1984 as Brock Control Systems, Inc. Founded by Richard T. Brock, we were a pioneer in the sales automation market and an early developer of enterprise customer management systems. We completed our initial public offering in March 1993. In February 1996, we changed our name to Brock International, Inc., to reflect our growing worldwide market reach. In March 1998, we changed our name to Firstwave Technologies, Inc. Since our formation, we have licensed our products to thousands of users in hundreds of enterprises throughout the Americas, Europe and the Pacific Rim.

RECENT DEVELOPMENTS

Our common stock was listed on the Nasdaq National Market until August 7, 2001. Prior to that date, we fell out of compliance with several continued listing requirements that Nasdaq imposes upon companies listed on its Nasdaq National Market and, after discussions with Nasdaq and based upon the results of an appeal to the Nasdaq Listing Qualifications Panel, the listing of our common stock was transferred to the Nasdaq SmallCap Market effective August 8, 2001. In connection with our continued listing on the Nasdaq SmallCap Market, we were required to comply with conditions set forth by the Nasdaq Listing Qualifications Panel. The conditions specified by the panel in order to transfer our listing to the Nasdaq SmallCap Market were:

  we were required to make a public filing evidencing at least $3,500,000 in net tangible assets;
  we were required to evidence a closing bid price per share of common stock of at least $1.00 and maintain a closing bid price of not less than $1.00 per share for at least 10 consecutive trading days after we achieved that closing price; and
  we were required to demonstrate full compliance with all continued listing requirements for the Nasdaq SmallCap Market.

The Nasdaq Listing Qualifications Panel stipulated that the conditions above had to be complied with by September 4, 2001; however, they extended the deadline until September 12, 2001 in order to give our shareholders adequate time before the special meeting to consider proposals made by management that were intended to cause us to be in compliance with their conditions. The deadline with respect to the closing bid price requirement was further extended as a result of the four-day closing of Nasdaq due to the tragedy at the World Trade Center in New York and at the Pentagon in Washington D.C. Upon effectiveness of the reverse stock split, our common stock began trading above $1.00 per share in compliance with the Nasdaq minimum bid price requirement and continued to do so throughout the required period. Nasdaq subsequently announced that it has temporarily suspended enforcement of the $1.00 minimum bid price requirement for the remainder of 2001.

In order to increase our net tangible assets to the level required by the Nasdaq Listing Qualifications Panel, we entered into a series of transactions:

  On June 29, 2001, we entered into a letter of intent with Mercury Fund II, Ltd., providing for the investment by it of $500,025 in us. The investment was structured as a purchase of a convertible secured promissory note that automatically converted into 6,667 shares of our Series C Convertible Preferred Stock upon receipt of shareholder approval of its conversion. The secured note was issued on July 18, 2001. The necessary shareholder approval was obtained at a special meeting of our shareholders on September 7, 2001. The transaction resulted in an increase in our net tangible assets by $500,025.
  In February 2001, Richard T. Brock, our president and chief executive officer, loaned us $750,000 pursuant to a secured promissory note. Pursuant to the conditions of the note purchase agreement under which Mercury Fund II made its investment, the principal amount of Mr. Brock’s note was caused to convert into 10,000 shares of our Series C Convertible Preferred Stock upon shareholder approval of its conversion. The necessary shareholder approval was obtained at the special meeting of our shareholders on September 7, 2001. The transaction resulted in an increase in our net tangible assets by a further $750,000.
  With the agreement of the holders of our existing Series A and Series B Convertible Preferred Stock, the shareholders approved an amendment to our Amended and Restated Articles of Incorporation to remove a special liquidation preference in our Series A and Series B Preferred Stock that prevented it from being treated as long-term equity and thus prevented it from being counted towards our net tangible assets. Deletion of the special liquidation preference caused our net tangible assets to increase by $1,702,000.

In order to increase the minimum bid price of our common stock above the required $1.00 minimum, we implemented a one-for-three reverse stock split of our common stock, which was approved at a special meeting of our shareholders on September 7, 2001. Our common stock began trading on Nasdaq on a post-split basis on September 18, 2001 with the reopening of the equity markets.

On September 28, 2001, we were notified by the Nasdaq Listing Qualifications Panel that we were in full compliance with its requirements for remaining on the Nasdaq SmallCap Market.

SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholders, the number of shares of our common stock beneficially owned by each selling shareholder as of October 30, 2001, the percentage of our total outstanding common stock owned by each selling shareholder as of October 30, 2001, and the maximum number of shares that may be offered for sale by each selling shareholder pursuant to this prospectus. We will not receive any of the proceeds from any sale of our common stock using this prospectus. Except as set forth in the footnotes to the table below, no selling shareholder has had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

	Shares Owned Prior to Offering	Percentage Prior to Offering	Shares Offered for Sale
Mercury Fund I, Ltd.	166,667	7.9%	166,667
Mercury Fund II, Ltd.(1) (2)	277,792	11.7%	277,792

_________________________

(1)

As a result of its investment in us on July 18, 2001, Mercury Fund, II has the right to, and has, designated an observer to our board of directors who is entitled to receive notice of and attend meetings of our board.

(2)	Represents shares of common stock that may be acquired upon exercise of presently convertible Series C Convertible Preferred Stock.

The selling shareholders may offer and sell all or a portion of their shares of our common stock from time to time, but are under no obligation to offer or sell any shares. Because the selling shareholders may sell all, none, or any part of their shares of common stock from time to time, no estimate can be given as to the number of shares that will be beneficially owned by the initial selling shareholders upon termination of any offering by them or as to the percentage of the total outstanding shares of our common stock that the initial selling shareholders will beneficially own after termination of any offering.

This prospectus also covers possible sales by presently unknown persons who may become the record or beneficial owners of some of the covered shares as a result of private transactions, including but not limited to gifts, private sales, and transfers pursuant to a foreclosure or similar proceeding by a lender or other creditor to whom shares may be pledged as collateral to secure an obligation of a named selling shareholder. Each potential transferee of a named selling shareholder is hereby deemed to be a selling shareholder for purposes of selling shares using this prospectus. To the extent required by applicable law, information (including the name and number of shares owned and proposed to be sold) about transferees, if there are any, will be set forth in an appropriate supplement to this prospectus.

PLAN OF DISTRIBUTION

Our common stock may be offered and sold by or for the account of the selling shareholders (or their pledgees, donees, or transferees), from time to time as market conditions permit, on the Nasdaq, any other exchange on which the common stock may be listed, over the counter, or otherwise, at prices and on terms then prevailing or in negotiated transactions. Our common stock shares may be sold by one or more of the following methods, without limitation:

  a block trade in which a broker or dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker or dealer (including a specialist or market maker) as principal and resale by a broker or dealer for its account pursuant to this prospectus;
  an underwritten offering, subject to compliance with applicable disclosures concerning the identity and compensation arrangements of each firm acting as underwriter;
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;
  face-to-face transactions between sellers and purchasers without a broker-dealer;
  transactions in options, swaps, or other derivatives (whether exchange listed or otherwise);
  sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and
  any combination of the sales methods listed above, or by any other legally available means.

In addition, the selling shareholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with a selling shareholder. The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to those broker-dealers of the shares of our common stock, which shares of common stock may later be resold pursuant to this prospectus. Selling shareholders may also resell all or a portion of their shares of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided, that they meet the criteria and conform to the requirements of that rule.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Those brokers or dealers may receive commissions or discounts from the selling shareholders and/or the purchasers of our common stock for whom the brokers or dealers act as agents or to whom they sell as principals, or both, in amounts to be negotiated (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. At the time a particular offer of our common stock is made by one or more of the selling shareholders, a prospectus supplement, if required, will be distributed to set forth the aggregate number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, and other items constituting compensation from the selling shareholders, and any discounts, commissions, or concessions allowed or reallocated or paid to dealers, including the proposed selling price to prospective purchasers. The selling shareholders and any brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. There can be no assurance, however, that all or any of the shares will be offered by the selling shareholders. We know of no existing arrangements between any selling shareholder and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of our common stock. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

We will not receive any of the proceeds of any sale of our common stock by the selling shareholders. We will bear substantially all expenses of the registration of this offering under the Securities Act, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of our counsel and independent public accountants, fees of the NASD, transfer taxes, fees of transfer agents and registrars, and costs of insurance, if any. All underwriting discounts, selling commissions, and broker’s fees applicable to the sale of any of our common stock will be borne by the selling shareholders or by persons other than us as agreed by and among the selling shareholders and those other persons.

We have also agreed to indemnify the selling shareholders and any underwriter any of them may engage to sell their shares of our common stock against various liabilities in connection with the registration of the common stock, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us against some potential liabilities in connection with the registration of the common stock, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Kilpatrick Stockton LLP, Atlanta, Georgia.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Firstwave Technologies, Inc.

Common Stock

PROSPECTUS

November __, 2001

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$ 202.23
Legal fees and expenses	$10,000.00
Accounting fees and expenses	$ 5,100.00
Miscellaneous expenses	$ 697.77

Total	$16,000.00

 ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 14-2-850 et seq. of the Georgia Business Corporation Code and Article 6 of the Registrant's Amended and Restated Bylaws set forth the extent to which the Registrant's directors and officers may be indemnified by the Registrant against liability that they may incur while serving in such capacity. These provisions generally provide that the directors and officers of the Registrant will be indemnified by the Registrant against any expenses (including attorneys fees), judgments, fines, and amounts paid in settlement which are allowed to be paid by the Company under Georgia law, incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director or officer of the Registrant or served with another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant if such director or officer conducted himself in good faith, and reasonably believed in the case of conduct in his official capacity, that such conduct was in the best interests of the Registrant, and in all other cases, that such conduct was at least not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. These provisions do not eliminate or limit the liability of a director or officer for (i) any appropriation of any business opportunity of the Registrant in violations of his duties, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) liabilities of a director imposed by Section 14-2-832 of the Georgia Business Corporation Code, or (iv) any transaction from which the director or officer derived an improper personal benefit.

The Registrant maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

 ITEM 16.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (a)       The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Articles of Incorporation of the Company, as amended.

3.2	Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3(b) of the Company's Registration Statement on Form S-8 filed June 3, 1998).
4.1	See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of the Company defining rights of holders of Common Stock of the Company.
5.1	Opinion of Kilpatrick Stockton LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on Signature Page).

(b)       Financial Statement Schedules

Not Applicable.

ITEM 17.       UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 1, 2001.

FIRSTWAVE TECHNOLOGIES, INC. By: /s/ Richard T. Brock Richard T. Brock President and Chief Executive Officer

 POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard T. Brock as attorney-in-fact, having the power of substitution, for them in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 1st day of November, 2001.

SIGNATURE	TITLE
/s/ Richard T. Brock Richard T. Brock	President and Chief Executive Officer
/s/ Judith A. Vitale Judith A. Vitale	Vice President of Finance and Administration
/s/ James R. Porter James R. Porter	Chairman of the Board of Directors
/s/ Roger A. Babb Roger A. Babb	Director
/s/ John F. Keane John F. Keane	Director
/s/ Michael T. McNeight Michael T. McNeight	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Articles of Incorporation of the Company, as amended.
5.1	Opinion of Kilpatrick Stockton LLP.
23.1	Consent of PricewaterhouseCoopers LLP.